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                                                                      EXHIBIT 23





CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement of SPS Technologies, Inc. and Subsidiaries on Form S-8 (Registration No. 33-23778) and Post Effective Amendments to the Registration on Form S-8 (Registration Nos. 2-64082, 2-90908) of our report dated February 10, 1995, on our audits of the consolidated financial statements and financial statement schedule of SPS Technologies, Inc. and Subsidiaries as of December 31, 1994 and 1993, and for the years ended December 31, 1994, 1993 and 1992, which report is included in this Annual Report on Form 10-K.


COOPERS & LYBRAND L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania  19103
March 31, 1995